Exhibit 4.3

[FACE OF NOTE]

UNLESS THIS NOTE IS PRESENTED BY AN AUTHORIZED REPRESENTATIVE OF EUROCLEAR BANK, S.A./N.V. AND CLEARSTREAM BANKING, SOCIÉTÉ ANONYME (“CLEARSTREAM” AND, TOGETHER WITH EUROCLEAR, “EUROCLEAR/CLEARSTREAM”), TO COLGATE-PALMOLIVE COMPANY OR ITS AGENT FOR REGISTRATION OF TRANSFER, EXCHANGE OR PAYMENT, AND ANY CERTIFICATE ISSUED IS REGISTERED IN THE NAME OF THE BANK OF NEW YORK DEPOSITORY (NOMINEES) LIMITED OR IN SUCH OTHER NAME AS IS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF THE BANK OF NEW YORK MELLON, LONDON BRANCH, AS COMMON DEPOSITARY (THE “COMMON DEPOSITARY”) FOR EUROCLEAR/CLEARSTREAM (AND ANY PAYMENT IS MADE TO THE BANK OF NEW YORK DEPOSITORY (NOMINEES) LIMITED OR TO SUCH OTHER ENTITY AS IS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF THE COMMON DEPOSITARY), ANY TRANSFER, PLEDGE OR OTHER USE HEREOF FOR VALUE OR OTHERWISE BY OR TO ANY PERSON IS WRONGFUL INASMUCH AS THE REGISTERED OWNER HEREOF, THE BANK OF NEW YORK DEPOSITORY (NOMINEES) LIMITED, HAS AN INTEREST HEREIN.

THIS NOTE IS A GLOBAL SECURITY AND IS REGISTERED IN THE NAME OF THE BANK OF NEW YORK DEPOSITORY (NOMINEES) LIMITED, AS NOMINEE OF THE COMMON DEPOSITARY. UNLESS AND UNTIL THIS NOTE IS EXCHANGED IN WHOLE OR IN PART FOR NOTES IN DEFINITIVE, CERTIFICATED FORM, THIS SECURITY MAY NOT BE TRANSFERRED EXCEPT as a whole by (1) the COMMON depositAry to a nominee of the COMMON depositAry, (2) by a nominee of the COMMON depositAry to the COMMON depositAry or to another nominee of the COMMON depositAry or (3) by the COMMON depositAry or any of its nominees to a successor of the COMMON depositAry or a nominee of the successor.

IF APPLICABLE, THE “TOTAL AMOUNT OF OID,” “YIELD TO MATURITY” AND “INITIAL ACCRUAL PERIOD” (COMPUTED UNDER THE APPROXIMATE METHOD) BELOW WILL BE COMPLETED SOLELY FOR THE PURPOSES OF APPLYING THE FEDERAL INCOME TAX ORIGINAL ISSUE DISCOUNT RULES.

REGISTERED No. FXR-14	CUSIP No.: 194162AK9 ISIN No.: XS2078409716 Common Code: 207840971	PRINCIPAL AMOUNT: €500,000,000

COLGATE-PALMOLIVE COMPANY
MEDIUM-TERM NOTE, SERIES H
(Fixed Rate)

ORIGINAL ISSUE DATE: November 12, 2019	INTEREST RATE: 0.8750%	STATED MATURITY DATE: November 12, 2039

INTEREST PAYMENT DATE: [ ] June 1 and December 1 [x] Other: November 12, commencing on November 12, 2020	[ ] CHECK IF DISCOUNT NOTE Issue Price:

INITIAL REDEMPTION DATE:	INITIAL REDEMPTION PERCENTAGE: %	*ANNUAL REDEMPTION PERCENTAGE REDUCTION: %

HOLDER’S OPTIONAL REPAYMENT DATE(S): N/A	PAYING AGENT: Initially, The Bank of New York Mellon, London Branch

AUTHORIZED DENOMINATION: [ ] $ 1,000 and integral multiples thereof [x] Other: €100,000 and integral multiples of €1,000 in excess thereof	SPECIFIED CURRENCY: EURO

ADDENDUM ATTACHED [x] Yes [ ] No	OTHER / ADDITIONAL PROVISIONS: See Addendum attached hereto

COLGATE-PALMOLIVE COMPANY, a Delaware corporation (the “Company”, which term includes any successor corporation under the Indenture hereinafter referred to), for value received, hereby promises to pay to The Bank of New York Depository (Nominees) Limited as the nominee of The Bank of New York Mellon, London Branch, as common depositary for Euroclear Bank S.A./N.V. and Clearstream Banking, société anonyme, or registered assigns, the Principal Amount of FIVE HUNDRED MILLION EURO, on the Stated Maturity Date specified above (or any Redemption Date or Repayment Date, each as defined on the reverse hereof, or any earlier date of acceleration of maturity) (each such date being hereinafter referred to as the “Maturity Date” with respect to the principal repayable on such date) and to pay interest thereon (and on any overdue principal, premium and/or interest to the extent legally enforceable) at the Interest Rate per annum specified above, until the principal hereof is paid or duly made available for payment.

The Company will pay interest in arrears on each Interest Payment Date specified above (each, an “Interest Payment Date”), commencing with the first Interest Payment Date next succeeding the Original Issue Date specified above, and on the Maturity Date; provided, however, that if the Original Issue Date occurs between a Record Date (as defined below) and the next succeeding Interest Payment Date, interest payments will commence on the second Interest Payment Date next succeeding the Original Issue Date to the registered holder of this Note (the “Holder”) on the Record Date with respect to such second Interest Payment Date.

Interest on this Note will accrue from, and including, the most recent Interest Payment Date to which interest has been paid or duly provided for or, from and including, the Original Issue Date if no interest has been paid or duly provided for, to, but excluding, the next Interest Payment Date or the Maturity Date, as the case may be (each, an “Interest Period”). The interest

*	If an Initial Redemption Date is specified above, (i) the Redemption Price will initially be the Initial Redemption Percentage specified above and shall decline at each anniversary of the Initial Redemption Date shown above by the Annual Redemption Percentage Reduction specified above until the Redemption Price is 100% of such principal amount, and (ii) this Note may be redeemed either in whole or from time to time in part except if the following box is marked, this Note may be redeemed in whole only [ ]. If no Initial Redemption Date is specified above, this Note may not be redeemed prior to Maturity, except as may be otherwise provided under Other Additional Provisions or in an Addendum hereto.
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so payable, and punctually paid or duly provided for, on any Interest Payment Date will, as provided in the Indenture, be paid to the person in whose name this Note (or one or more Predecessor Securities) is registered at the close of business on the fifteenth calendar day (whether or not a Business Day, as defined below) immediately preceding such Interest Payment Date (the “Record Date”); provided, however, that interest payable on the Maturity Date will be payable to the Person to whom the principal hereof and premium, if any, hereon shall be payable. Any such interest not so punctually paid or duly provided for on any Interest Payment Date (“Defaulted Interest”) shall forthwith cease to be payable to the Holder at the close of business on any Record Date and, may either be paid to the Person in whose name this Note (or one or more Predecessor Securities) is registered at the close of business on a special record date (the “Special Record Date”) for the payment of such Defaulted Interest to be fixed by the Trustee, notice whereof shall be given to the Holder of this Note by the Trustee not less than 10 calendar days prior to such Special Record Date or may be paid at any time in any other lawful manner, all as more fully provided for in the Indenture.

Payment of principal, premium, if any, and interest in respect of this Note due on the Maturity Date will be made in immediately available funds upon presentation and surrender of this Note (and, with respect to any applicable repayment of this Note, upon delivery of a duly completed election form as contemplated on the reverse hereof) at the office of the Trustee maintained for that purpose in the Borough of Manhattan, The City of New York, New York in such coin or currency of the United States of America as at the time of payment is legal tender for payment of public and private debts. Payment of interest due on any Interest Payment Date other than the Maturity Date will be made at the aforementioned office of the Trustee or, at the option of the Company, by check mailed to the address of the person entitled thereto as such address shall appear in the Security Register maintained by the Trustee; provided, however, that a Holder of U.S.$10,000,000 or more in aggregate principal amount of Notes (whether having identical or different terms and provisions) shall, at the option of the Company, be entitled to receive interest payments on such Interest Payment Date by wire transfer of immediately available funds if appropriate wire transfer instructions have been received in writing by the Trustee not less than 15 calendar days prior to such Interest Payment Date. Any such wire transfer instructions received by the Trustee shall remain in effect until revoked by such Holder. Notwithstanding the foregoing, if this Note is a Global Note as indicated on the face hereof, any payment may be made pursuant to the applicable procedures of the Depositary.

If any Interest Payment Date or the Maturity Date falls on a day that is not a Business Day, the required payment of principal, premium, if any, and/or interest shall be made on the next succeeding Business Day with the same force and effect as if made on such Interest Payment Date or Maturity Date, as the case may be, and no interest shall accrue with respect to such payment for the period from and after such Interest Payment Date or the Maturity Date, as the case may be, to the date of such payment on the next succeeding Business Day.

As used herein, “Business Day” means, unless otherwise specified on the face hereof, any day, other than a Saturday or Sunday, that is neither a legal holiday nor a day on which commercial banks are authorized or required by law, regulation or executive order to close in The City of New York; provided, however, that, with respect to non-United States dollar-denominated notes, the day is also not a day on which commercial banks are authorized or required by law, regulation or executive order to close in the Principal Financial Center (as

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defined below) of the country issuing the specified currency or, if the specified currency is euro, the day is also a Target Settlement Day (as defined below).

“Principal Financial Center” means, unless otherwise specified on the face hereof, the capital city of the country issuing the specified currency except, in each case, that with respect to United States dollars, Australian dollars, Canadian dollars, New Zealand dollars, South African rand and Swiss francs, the “Principal Financial Center” will be The City of New York, Sydney, Toronto, Wellington, Johannesburg and Zurich, respectively.

“Target Settlement Day” means a day on which the Trans-European Automated Real-Time Gross Settlement Express Transfer (TARGET) System or any successor is open.

Reference is hereby made to the further provisions of this Note set forth on the reverse hereof and, if so specified on the face hereof, in an Addendum hereto, which further provisions shall have the same force and effect as if set forth on the face hereof.

Notwithstanding the foregoing, if an Addendum is attached hereto or “Other/Additional Provisions” apply to this Note as specified above, this Note shall be subject to the terms set forth in such Addendum or such “Other/Additional Provisions.”

Unless the Certificate of Authentication hereon has been executed by the Trustee by manual signature of one of its authorized officers, this Note shall not be entitled to any benefit under the Indenture or be valid or obligatory for any purpose.

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IN WITNESS WHEREOF, Colgate-Palmolive Company has caused this Note to be duly executed by one of its duly authorized officers.

Colgate-Palmolive Company

By:
Name:
Title:

Dated:

TRUSTEE’S CERTIFICATE OF AUTHENTICATION:

This is one of the Debt Securities of

the series designated therein referred

to in the within-mentioned Indenture.

THE BANK OF NEW YORK MELLON,

as Trustee

By:
Authorized Signatory

[REVERSE OF NOTE]

COLGATE-PALMOLIVE COMPANY
MEDIUM-TERM NOTE, SERIES H
(Fixed Rate)

This Note is one of a duly authorized series of debt securities (the “Debt Securities”) of the Company issued and to be issued under an Indenture, dated as of November 15, 1992, as amended, modified or supplemented from time to time (the “Indenture”), between the Company and The Bank of New York Mellon (formerly known as The Bank of New York), as trustee (the “Trustee”, which term includes any successor trustee under the Indenture), to which Indenture and all indentures supplemental thereto reference is hereby made for a statement of the respective rights, limitations of rights, duties and immunities thereunder of the Company, the Trustee and the Holders of the Debt Securities, and of the terms upon which the Debt Securities are, and are to be, authenticated and delivered. This Note is one of the Debt Securities of the series designated as “Medium-Term Notes, Series H, Due One Year or More From Date of Issue” (the “Notes”). All terms used but not defined in this Note or in an Addendum hereto shall have the meanings assigned to such terms in the Indenture or on the face hereof, as the case may be.

This Note is issuable only in registered form without coupons in minimum denominations of U.S. $1,000 and integral multiples thereof or other Authorized Denomination specified on the face hereof.

Except as otherwise provided in the Indenture and as set forth below, the Notes will be issued in global form only, registered in the name of the Depositary or its nominee and ownership of the Notes shall be maintained in book-entry form by the Depositary for the accounts of participating organizations of the Depositary. If this Note is a global Note, this Note is exchangeable only if (i) the Depositary notifies the Company that it is unwilling or unable to continue as Depositary for this global Note and a successor depositary is not appointed by the Company within 60 days after the Depositary notifies the Company, (ii) the Company in its sole discretion determines that this global Note shall be exchangeable for certificated Notes of this series in registered form or (iii) an Event of Default with respect to the Notes represented hereby has occurred and is continuing.

Unless otherwise specified on the face hereof in accordance with the provisions of the following two paragraphs, this Note will not be subject to any sinking fund and will not be redeemable or repayable prior to the Stated Maturity Date.

This Note will be subject to redemption at the option of the Company on any date on or after the Initial Redemption Date, if any, specified on the face hereof, in whole or from time to time in part in increments of U.S. $1,000 unless otherwise specified above (provided that any remaining principal amount hereof shall be at least U.S. $1,000 unless otherwise specified above), at the Redemption Price (as defined below), together with unpaid interest accrued hereon to the date fixed for redemption (the “Redemption Date”), on written notice given to the Holder hereof (in accordance with the provisions of the Indenture) not more than 60 nor less than 30 calendar days prior to the Redemption Date. In the event of redemption of this Note in part only,

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a new Note of like tenor for the unredeemed portion hereof and otherwise having the same terms and provisions as this Note shall be issued by the Company in the name of the Holder hereof upon the presentation and surrender hereof.

Unless otherwise specified above, the “Redemption Price” shall be the Initial Redemption Percentage specified on the face hereof (as adjusted by the Annual Redemption Percentage Reduction, if any, specified on the face hereof) multiplied by the principal amount of this Note to be redeemed.

This Note may be subject to repayment by the Company at the option of the Holder hereof on the Optional Repayment Date(s), if any, specified on the face hereof, in whole or in part in increments of U.S. $1,000 (provided that any remaining principal amount hereof shall be at least U.S. $1,000), at a repayment price equal to 100% of the principal amount to be repaid, together with unpaid interest accrued thereon to the date fixed for repayment (the “Repayment Date”). For this Note to be repaid in whole or in part at the option of the Holder hereof, the Trustee must receive at its corporate trust office not more than 60 nor less than 30 calendar days prior to the Repayment Date, this Note with the form entitled “Option to Elect Repayment” below duly completed. Exercise of such repayment option by the Holder hereof shall be irrevocable. In the event of repayment of this Note in part only, a new Note of like tenor for the unrepaid portion hereof and otherwise having the same terms and provisions as this Note shall be issued by the Company in the name of the Holder hereof upon the presentation and surrender hereof.

If the Discount Note box above is checked, the amount payable to the Holder of this Note in the event of redemption, repayment or acceleration of maturity will be equal to the sum of (i) the Issue Price specified on the face hereof (increased by any accruals of the Discount, as defined below, and reduced by any amounts of principal previously paid) and, in the event of any redemption of this Note (if applicable), multiplied by the Initial Redemption Percentage (as adjusted by the Annual Redemption Percentage Reduction, if applicable) and (ii) any unpaid interest accrued hereon to the Redemption Date, Repayment Date or date of acceleration of maturity, as the case may be. The difference between the Issue Price specified above and 100% of the principal amount of this Note is referred to herein as the “Discount”.

For purposes of determining the amount of Discount that has accrued as of any Redemption Date, Repayment Date or date of acceleration of maturity of this Note, such Discount will be accrued so as to cause the yield on the Note to be constant. The constant yield will be calculated using a 30-day month, 360-day year convention, a compounding period that, except for the Initial Period (as defined below), corresponds to the shortest period between Interest Payment Dates (with ratable accruals within a compounding period) and an assumption that the maturity of this Note will not be accelerated. If the period from the Original Issue Date to the initial Interest Payment Date (the “Initial Period”) is shorter than the compounding period for this Note, a proportionate amount of the yield for an entire compounding period will be accrued. If the Initial Period is longer than the compounding period, then such period will be divided into a regular compounding period and a short period, with the short period being treated as provided in the preceding sentence.

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If an Event of Default shall occur and be continuing, the principal of the Notes may be accelerated in the manner and with the effect provided in the Indenture.

The Indenture permits the amendment thereof for specified purposes, including, among other things, curing ambiguities and correcting inconsistencies, by the Company and the Trustee without the consent of the Holders. The Indenture also permits, with certain exceptions as therein provided, the amendment thereof and the modification of the rights and obligations of the Company and the rights of the Holders of any series of Debt Securities to be adversely affected thereby at any time by the Company and the Trustee with the consent of the Holders of a majority in aggregate principal amount of each series of Debt Securities at the time outstanding, adversely affected thereby. The Indenture also contains provisions permitting the Holders of specified percentages in aggregate principal amount of the outstanding Debt Securities of each series, on behalf of the Holders of Debt Securities of such series, to waive compliance by the Company with certain provisions of the Indenture and certain past defaults under the Indenture and their consequences. Any such consent or waiver by the Holder of this Note shall be conclusive and binding upon such Holder and upon all future Holders of this Note and of any Note issued upon the registration of transfer hereof or in exchange herefor or in lieu hereof, whether or not notation of such consent or waiver is made upon this Note.

No reference herein to the Indenture and no provision of this Note or of the Indenture shall alter or impair the obligation of the Company, which is absolute and unconditional, to pay principal, premium, if any, and interest in respect of this Note at the times, places and rate or formula, and in the coin or currency, herein prescribed.

As provided in the Indenture and subject to certain limitations therein set forth, the transfer of this Note may be registered on the Security Register of the Company upon surrender of this Note for registration of transfer at the office or agency of the Company in the Borough of Manhattan, The City of New York, duly endorsed by, or accompanied by a written instrument of transfer in form satisfactory to the Company and the Security Registrar duly executed by, the Holder hereof or by his attorney duly authorized in writing, and thereupon one or more new Notes of Authorized Denominations and for the same aggregate principal amount with the same terms and provisions, will be issued by the Company to the designated transferee or transferees.

The Notes are issuable only in registered form without coupons and, if payable in U.S. dollars, only in denominations of U.S. $1,000 and any integral multiple of U.S. $1,000. As provided in the Indenture and subject to certain limitations therein set forth, Notes of this series are exchangeable for a like aggregate principal amount of Notes of this series of a different authorized denomination, as required by the Holder surrendering the same.

No service charge shall be made for any such registration of transfer or exchange, but the Company may require payment of a sum sufficient to cover any tax or other governmental charge payable in connection therewith.

Prior to due presentment of this Note for registration of transfer, the Company, the Trustee and any agent of the Company or the Trustee may treat the Holder as the owner hereof for all purposes, whether or not this Note be overdue, and neither the Company, the Trustee nor any such agent shall be affected by notice to the contrary, except as required by law.

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THE INDENTURE AND THIS NOTE SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK WITHOUT REGARD TO CONFLICT OF LAW PRINCIPLES.

Capitalized terms used herein without definition which are defined in the Indenture shall have the meanings assigned to them in the Indenture.

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ABBREVIATIONS

The following abbreviations, when used in the inscription on the face of this Note, shall be construed as though they were written out in full according to applicable laws or regulations:

TEN COM	- as tenants in common	UNIF GIFT MIN ACT	- ____________Custodian____________
TEN ENT	- as tenants by the entireties		(Cust)	(Minor)
JT TEN	- as joint tenants with right of survivorship and not as tenants in common		Under Uniform Gifts to Minors Act______________________ (State)

Additional abbreviations may also be used though not in the above list.

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ASSIGNMENT

FOR VALUE RECEIVED, the undersigned hereby sell(s), assign(s) and transfer(s) unto

PLEASE INSERT SOCIAL SECURITY OR OTHER IDENTIFYING NUMBER OF ASSIGNEE

(Please print or typewrite name and address including postal zip code of assignee)

this Note and all rights thereunder hereby irrevocably constituting and appointing

Attorney to transfer this Note on the books of the Company, with full power of substitution in the premises.

Dated:

Notice: The signature(s) on this Assignment must correspond with the name(s) as written upon the face of this Note in every particular, without alteration or enlargement or any change whatsoever.
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[OPTION TO ELECT REPAYMENT]

The undersigned hereby irrevocably request(s) and instruct(s) the Company to repay this Note (or portion hereof specified below) pursuant to its terms at a price equal to 100% of the principal amount to be repaid, together with unpaid interest accrued hereon to the Repayment Date, to the undersigned, at

(Please print or typewrite name and address of the undersigned)

For this Note to be repaid, the Trustee must receive at its corporate trust office in the Borough of Manhattan, The City of New York, currently located at 240 Greenwich Street, New York, New York 10286 not more than 60 nor less than 30 calendar days prior to the Repayment Date, this Note with this “Option to Elect Repayment” form duly completed.

If less than the entire principal amount of this Note is to be repaid, specify the portion hereof (which shall be increments of U.S. $1,000 unless otherwise specified in the Note, provided that any remaining principal amount shall be at least U.S. $1,000 unless otherwise specified in the Note) which the Holder elects to have repaid and specify the denomination or denominations (which shall be U.S. $1,000 or an integral multiple thereof) of the Notes to be issued to the Holder for the portion of this Note not being repaid (in the absence of any such specification, one such Note will be issued for the portion not being repaid).

Principal Amount to be Repaid:	$______________
Dated: ______________________		Notice: The signature(s) on this Option to Elect Repayment must correspond with the name(s) as written upon the face of this Note in every particular, without alteration or enlargement or any change whatsoever.
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COLGATE-PALMOLIVE COMPANY
MEDIUM-TERM NOTE, SERIES H
(FIXED RATE)
0.875% FIXED RATE NOTES DUE 2039

CUSIP / ISIN / Common Code: 194162AK9 / XS2078409716 / 207840971

ADDENDUM TO MEDIUM-TERM NOTE

Any references below to “the Notes” means the Company’s Fixed Rate Medium-Term Notes, Series H, due 2039, and any reference below to “this Note,” mean the Note of which this Addendum is a part. The provisions of this Addendum supplement, and to the extent different therefrom or inconsistent therewith, supersede, the provisions set forth in the Note of which this Addendum is part. Any terms used and not otherwise defined in this Addendum shall have the respective meanings set forth in the Notes or, if not defined therein, the Indenture.

Paying Agent

The Company has initially appointed the institution specified on the face of this Note as Paying Agent (the “Paying Agent”) to act as such agent with respect to this Note, but the Company may, in its sole discretion, appoint any other institution (including any Affiliate of the Company) to serve as any such agent from time to time. The Company will give the Trustee prompt written notice of any change in any such appointment. Insofar as this Note provides for any such agent to obtain rates, quotes or other data from a bank, dealer or other institution for use in making any determination hereunder, such agent may do so from any institution or institutions of the kind contemplated hereby notwithstanding that any one or more of such institutions are any such agent, Affiliates of any such agent or Affiliates of the Company.

All determinations made by the Paying Agent may be made by such agent in its sole discretion and, absent manifest error, shall be conclusive for all purposes and binding on the Holder of this Note and the Company. The Paying Agent shall not have any liability therefor.

Principal and Interest

The Company shall pay any principal amount due on this Note on the Stated Maturity Date specified on the face of this Note (or any earlier date of redemption as provided below under “Optional Redemption” or “Redemption for Tax Reasons” (a “Redemption Date”), or any earlier date of acceleration of maturity) (each such date being hereinafter referred to as the “Maturity Date” with respect to the principal repayable on such date) and shall pay interest thereon (and on any overdue principal and/or interest to the extent legally enforceable) at the Interest Rate determined from time to time in accordance with the provisions set forth in this Note, until the principal hereof is paid or duly made available for payment.

Interest on this Note will accrue from, and including, the most recent Interest Payment Date to which interest has been paid or duly provided for or, from and including, the Original Issue Date if no interest has been paid or duly provided for, to, but excluding, the next Interest Payment Date or the Maturity Date, as the case may be. The interest so payable, and punctually paid or duly provided for, on any Interest Payment Date will, as provided in the Indenture, be paid to the person in whose name this Note (or one or more Predecessor Securities) is registered at the close of business on the fifteenth day (whether or not a Business Day, as defined below) immediately preceding such Interest Payment Date or, if this Note is represented by one or more global Notes, the close of business on the Business Day (for this purpose a day on which Clearstream Banking, société anonyme (“Clearstream”), and Euroclear Bank, S.A./N.V. (“Euroclear”) are open for business) immediately preceding the related Interest Payment Date (in each case, the “Regular Record Date”). Any such interest not so punctually paid or duly provided for on any Interest Payment Date (“Defaulted Interest”) shall forthwith cease to be payable to the Holder at the close of business on any Regular Record Date and, may either be paid to the Person in whose name this Note (or one or more Predecessor Securities) is registered at the close of business on a special record date (the “Special Record Date”) for the payment of such Defaulted Interest to be fixed by the Trustee, notice whereof shall be given to the Holder of this Note by the Trustee not less than 10 calendar days prior to such Special Record Date or may be paid at any time in any other lawful manner, not inconsistent with the requirements of any securities exchange on which the Notes may be listed, and upon such notice as may be required by such exchange, all as more fully provided for in the Indenture.

The principal of this Note payable on any Maturity Date will be paid in euro against presentation and surrender at the office or agency maintained for such purpose in London, United Kingdom, initially the corporate trust office of the Paying and Calculation Agent located at One Canada Square, London E 14 5AL United Kingdom.

For purposes of this Note, “Business Day” means any day other than a Saturday or Sunday, (1) on which commercial banks and foreign exchange markets settle payments and are open for general business (including dealing in foreign exchange and foreign currency deposits) in The City of New York and London and (2) the day is also a Target Settlement Day (as defined below).

“Target Settlement Day” means a day on which the Trans-European Automated Real-Time Gross Settlement Express Transfer system (the TARGET system) System or any successor is open.

The Company will pay Additional Amounts in respect of payment of principal of, or interest on, this Note to the extent set forth below under “Payment of Additional Amounts,” and any references herein to principal of, or interest payable on, this Note shall be deemed to include any such Additional Amounts, if applicable.

References to Euroclear and/or Clearstream shall, whenever the context so permits, be deemed to include a reference to any additional or alternative clearing system as may be approved by the Company.

Interest on the Notes will be computed on the basis of the actual number of days in the period for which interest is being calculated and the actual number of days from and including the last date on which interest was paid on the Notes (or November 12, 2019 if no interest has been paid on the Notes), to but excluding the next scheduled interest payment date. This payment convention is referred to as ACTUAL/ACTUAL (ICMA) as defined in the rulebook of the International Capital Markets Association.

Optional Redemption

Notwithstanding anything to the contrary otherwise contained in the Note of which this Addendum forms a part, this Note may be redeemed at the Company’s option, at any time, in whole, or from time to time, in part. Prior to the Par Call Date, the “Redemption Price” for this Note being redeemed on any Redemption Date will be equal to the greater of:

•	100% of the principal amount of this Note being redeemed on the Redemption Date; or

•	the sum of the present values of the remaining scheduled payments of principal and interest on this Note being redeemed on that Redemption Date assuming that this Note being redeemed matured on the Par Call Date (not including any portion of any payments of interest accrued to that Redemption Date), discounted to the Redemption Date on an annual basis (ACTUAL/ACTUAL (ICMA)) at the applicable Comparable Government Bond Rate (as defined below), plus 20 basis points.

On or after the Par Call Date, the Redemption Price for this Note being redeemed will be equal to 100% of the principal amount of this Note being redeemed.

In each case, the Company will pay accrued and unpaid interest on the principal amount being redeemed to, but not including, the Redemption Date.

Notwithstanding the foregoing, installments of interest on this Note that are due and payable on interest payment dates falling on or prior to a Redemption Date will be payable on the Interest Payment Date to the Holder hereof as of the close of business on the relevant Record Date according to this Note and the Indenture.

The Company will mail (or if this Note is a Global Note, deliver in accordance with the applicable rules and regulations of Euroclear and Clearstream) notice of any redemption at least 15 days but not more than 60 days before the Redemption Date to each Holder of the Notes to be redeemed. Once notice of redemption is transmitted, the Notes called for redemption will become due and payable on the Redemption Date and at the applicable Redemption Price, plus accrued and unpaid interest to, but not including the Redemption Date.

The Company shall give the Trustee notice of the Redemption Price promptly after the calculation thereof, and the Trustee shall not be responsible for such calculation. Notwithstanding Section 1104 of the Indenture, the notice of such redemption need not set forth the Redemption Price but only the manner of calculation thereof.

The “Comparable Government Bond Rate” will be determined by the Calculation Agent on the third Business Day preceding the redemption date and means, with respect to any date of redemption, the rate per annum equal to the yield to maturity calculated in accordance with customary financial practice in pricing new issues of comparable corporate debt securities paying interest on an annual basis (ACTUAL/ACTUAL (ICMA)) of the applicable Comparable Government Bond, assuming a price for the applicable Comparable Government Bond (expressed as a percentage of its principal amount) equal to the applicable Comparable Government Bond Price for such date of redemption.

“Calculation Agent” means an independent investment banking or commercial banking institution of international standing appointed by the Company.

“Comparable Government Bond” means the Federal Republic of Germany government security or securities selected by one of the Reference Government Bond Dealers appointed by the Company as having an actual or interpolated maturity comparable with the remaining term of this Note assuming this Note matured on the Par Call Date that would be utilized, at the time of selection and in accordance with customary financial practice, in pricing new issues of euro-denominated corporate debt securities of a maturity comparable to the remaining term of this Note assuming this Note matured on the Par Call Date.

“Comparable Government Bond Price” means, with respect to any redemption date, (A) the arithmetic average of the Reference Government Bond Dealer Quotations for the applicable Redemption Date, after excluding the highest and lowest such Reference Government Bond Dealer Quotations, or (B) if the Calculation Agent obtains fewer than four such Reference Government Bond Dealer Quotations, the arithmetic average of all such quotations.

“Par Call Date” means May 12, 2039.

“Reference Government Bond Dealer” means each of four banks selected by the Company, which are (A) primary European government securities dealers, and their respective successors, or (B) market makers in pricing corporate bond issues.

“Reference Government Bond Dealer Quotations” means, with respect to each Reference Government Bond Dealer and any Redemption Date, the arithmetic average, as determined by the Calculation Agent, of the bid and offered prices for the applicable Comparable Government Bond (expressed in each case as a percentage of its principal amount) at 11:00 a.m., Central European Time (CET), on the third Business Day preceding such date for redemption quoted in writing to the Calculation Agent by such Reference Government Bond Dealer.

On and after the Redemption Date, interest will cease to accrue on this Note or any portion of this Note called for redemption (unless the Company defaults in the payment of the Redemption Price and accrued interest). On or before the Redemption Date, the Company will deposit with the Paying Agent or the Trustee money sufficient to pay the Redemption Price of and accrued interest on this Note to be redeemed on that Redemption Date. If less than all of the principal amount of this Note is to be redeemed, the Notes to be redeemed will be selected in accordance with applicable depositary procedures; provided, however, that no Notes of a principal amount of €100,000 or less shall be redeemed in part. This Note shall not be entitled to the benefit of any mandatory redemption or sinking fund.

Issuance in Euro

Principal and interest payments in respect of this Note will be payable in euro; provided, however, that if euro is unavailable or the euro is no longer used by the member states of the European Monetary Union that have adopted the euro as their currency or for the settlement of transactions by public institutions within the international banking community, then all payments in respect of this Note will be made in U.S. dollars until euro is again available or so used. The amount payable on any date in euro (and any amount in euro required to be translated into U.S. dollars for purposes of any determination under the Indenture) will be converted to U.S. dollars on the basis of the Market Exchange Rate (as defined below). Any payment in respect of this Note so made in U.S. dollars shall not constitute an Event of Default under the Indenture. Neither the Trustee nor the Paying Agent shall be responsible for obtaining exchange rates, effecting conversions or otherwise handling redenominations.

“Market Exchange Rate” means the rate mandated by the U.S. Federal Reserve Board as of the close of business on the second Business Day prior to the relevant payment date (or determination date) or, in the event the U.S. Federal Reserve Board has not mandated a rate of conversion, on the basis of the most recent euro/U.S. dollar exchange rate available on or prior to the second Business Day prior to the relevant payment date (or determination date), as reported by Bloomberg.

Payment of Additional Amounts

The Company will, subject to the exceptions and limitations set forth below, pay as additional amounts to a Holder that is a United States Alien (as defined below) such amounts as may be necessary so that every net payment on this Note after deduction or withholding for or on account of any present or future tax, assessment or other governmental charge of whatever nature imposed upon or as a result of such payment by the United States (or any political subdivision or taxing authority thereof or therein), will not be less than the amount to be then due and payable. However, the Company will not be required to make any payment of additional amounts for or on account of:

(a)	any tax, assessment or other governmental charge that would not have been imposed but for (i) the existence of any present or former connection between such Holder (or between a fiduciary, settlor or beneficiary of, or a person holding a power over, such Holder, if such Holder is an estate or a trust, or a member or shareholder of such Holder, if such Holder is a partnership or corporation) and the United States, including, without limitation, such Holder (or such fiduciary, settlor, beneficiary, person holding a power, member or shareholder) being or having been a citizen or resident or treated as a resident thereof or being or having been engaged in trade or business or present therein or having or having had a permanent establishment therein, or (ii) the presentation by the Holder of this Note for payment more than 15 days after the date on which such payment became due and payable or on which payment thereof was duly provided for, whichever occurs later;

(b)	any estate, inheritance, gift, sales, transfer, personal property or any similar tax, assessment or other governmental charge;

(c)	any tax, assessment or other governmental charge that would not have been imposed but for such Holder’s past or present status as a controlled foreign corporation, passive foreign investment company (including a qualified election fund) or foreign private foundation or other tax exempt organization with respect to the United States or as a corporation that accumulates earnings to avoid United States Federal income tax;

(d)	any tax, assessment or other governmental charge that is payable otherwise than by deduction or withholding from a payment on this Note;

(e)	any tax, assessment or other governmental charge required to be deducted or withheld by any paying agent from any payment on this Note, if such payment can be made without such deduction or withholding by any other paying agent;

(f)	any tax, assessment or other governmental charge that would not have been imposed but for the Holder’s failure to comply with any applicable certification, information, documentation or other reporting requirement concerning the nationality, residence, identity or connection with the United States of the Holder or beneficial owner of a Note if, without regard to any tax treaty, such compliance is required by statute or regulation of the United States as a precondition to relief or exemption from such tax, assessment or other governmental charge;

(g)	any tax, assessment or other governmental charge imposed by reason of the Holder (i) owning or having owned, directly or indirectly, actually or constructively, 10% or more of the total combined voting power of all classes of stock of the Company entitled to vote, (ii) receiving interest described in Section 881(c)(3)(A) of the United States Internal Revenue Code or (iii) being a controlled foreign corporation with respect to the United States that is related to the Company by actual or constructive stock ownership;

(h)	any tax, assessment or other governmental charge that is imposed on a payment pursuant to Sections 1471 through 1474 of the United States Internal Revenue Code (FATCA), any Treasury regulations and official interpretations thereof, and any regulations or official law, agreement or interpretations thereof implementing an intergovernmental approach thereto; or

(i)	any combination of items (a), (b), (c), (d), (e), (f) (g) and (h);

nor shall such additional amounts be paid with respect to any payment on this Note to a Holder that is a fiduciary or partnership or other than the sole beneficial owner of such payment to the extent a beneficiary or settlor with respect to such fiduciary or a member of such partnership or a beneficial owner would not have been entitled to the additional amounts had such beneficiary, settlor, member or beneficial owner been the Holder of this Note.

For purposes of the foregoing, the holding of or the receipt of any payment with respect to a Note shall not constitute a connection between the Holder (or between a fiduciary, settlor, beneficiary, member or shareholder of, or a person having power over, such Holder if such Holder is an estate, a trust, a partnership or a corporation) and the United States.

The term “United States Alien” means any person who, for United States Federal income tax purposes, is a foreign corporation, a non-resident alien individual, a non-resident alien fiduciary of a foreign estate or trust, or a foreign partnership one or more of the members of which is, for United States Federal income tax purposes, a foreign corporation, a nonresident alien individual or a non-resident alien fiduciary of a foreign estate or trust.

Redemption for Tax Reasons

If the Company has or will become obliged to pay additional amounts (as described above under the heading “Payment of Additional Amounts”) as a result of any change in, or amendment to, the laws or regulations of the United States or any political subdivision or taxing authority thereof or therein affecting taxation, or any change in official position regarding the application or interpretation of such laws, regulations or rulings, which change or amendment becomes effective on or after November 4, 2019, and the Company determines that such obligation cannot be avoided by the use of reasonable measures then available to it, the Company may, at its option, at any time, having given not less than 15 nor more than 60 days’ prior written notice to Holders, redeem, in whole, but not in part, the Notes at a redemption price equal to 100% of its principal amount, together with unpaid interest, if any, on the Notes being redeemed accrued to but excluding the redemption date, provided that no such notice of redemption shall be given earlier than 90 days prior to the earliest date on which the Company would be obliged to pay such additional amounts if a payment in respect to the Notes was due on such date. Such notice of redemption shall specify the principal amount to be redeemed, ISIN and Common Code numbers to be redeemed, the Redemption Date, the Redemption Price or if not ascertainable, then the manner of calculation thereof, the place or places of payment and that payment will be made upon presentation and surrender of the Notes. Once notice of redemption is given in writing, this Note will become due and payable on the Redemption Date and at the applicable Redemption Price, plus accrued and unpaid interest to, but not including, the Redemption Date. Prior to the transmission or publication of any notice of redemption pursuant to this paragraph, the Company shall deliver to the Trustee a certificate signed by two executive officers of the Company stating that the Company is entitled to effect such redemption and setting forth a statement of facts showing that the conditions precedent to the Company’s right to so redeem this Note has occurred.

Exchange of Global Notes for Certificated Notes

This Note is exchangeable for certificated Notes in definitive form of like tenor in minimum denominations of €100,000 principal amount and integral multiples of €1,000 in excess thereof if:

(1)	the Company has been notified that both Clearstream and Euroclear have been closed for business for a continuous period of at least 14 days (other than by reason of holiday, statutory or otherwise) or have announced an intention permanently to cease business or have in fact done so and no successor clearing system is available;

(2)	the Company, at its option, notifies the Trustee in writing that it elects to cause the issuance of certificated Notes; or

(3)	there has occurred and is continuing an Event of Default with respect to this Note.

In all cases, certificated Notes delivered in exchange for this Note or beneficial interest therein will be registered in the names, and issued in any approved denominations, requested by or on behalf of the common depositary (in accordance with its customary procedures).

Payments (including principal and interest) and transfers with respect to Notes in certificated form may be executed at the office or agency maintained for such purpose in London (initially the corporate trust office of the Paying Agent) or, at the Company’s option, by check mailed to the Holder thereof at the respective addresses set forth in the register of Holders of the Notes, provided that all payments (including principal and interest) on Notes in certificated form, for which the Holders thereof have given wire transfer instructions at least ten calendar days prior to the applicable payment date, will be required to be made by wire transfer of immediately available funds to the accounts specified by the Holders thereof. No service charge will be made for any registration of transfer, but payment of a sum sufficient to cover any tax or governmental charge payable in connection with that registration may be required.